Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the annual report on Form 10-K of our report dated March 18, 2024, with respect to the consolidated financial statements of Hawthorn Bancshares, Inc. and subsidiaries.
/s/ KPMG, LLP
St. Louis, Missouri
March 5, 2026